Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

INNEOVA Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

…………………………………………………

(Translation of Registrant’s Name into English)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary shares, par value $0.0005 per share	Others	(2)	3,234,124	$0.9373	(3)	$3,031,344	$138.10 per $1,000,000	$418.63
Fees Previously Paid
Carry Forward Securities
		Total Offering Amounts						$3,031,344		$418.63
		Total Fees Previously Paid								-
		Net Fee Due								$418.63

(1)	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Calculated pursuant to Rule 457(c) and 457(h) under the Securities Act.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act based upon the average of the high and low sale prices of the Ordinary Shares on October 9, 2025, as reported on The Nasdaq Capital Market tier of The Nasdaq Stock Market LLC.